NEWS RELEASE

                                                            NASDAQ Symbol: "STRS"

Stratus Properties Inc.

            Financial and Media Contact:

98 San Jacinto Blvd. Suite 220

William H. Armstrong, III

Austin, Texas  78701

(512) 478-5788

STRATUS PROPERTIES INC. REPORTS

FOURTH-QUARTER AND TWELVE MONTHS 2003 RESULTS

HIGHLIGHTS

*

In December 2003, Stratus sold a 23-acre tract within the Circle C community for $1.25 million.

*

In January 2004, Stratus acquired a 234 lot residential project in Plano, Texas, for $7.0 million.

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$2,605	$1,669	$14,422	$11,569
Operating income (loss)	(482)	(970)	180	(1,146)
Net income (loss)	(699)	(1,174)	20	(521)
Discount on purchase of mandatorily redeemable preferred stock	-	-	-	2,367
Net income (loss) applicable to common stock	(699)	(1,174)	20	1,846
Diluted net income (loss) per share	(0.10)	(0.16)	-	0.25

Diluted average shares outstanding	7,128	7,116	7,315	7,392

AUSTIN, TX, March 30, 2004 – Stratus Properties Inc. (NASDAQ:STRS) reported a net loss of $0.7 million, $0.10 per share, for the fourth quarter of 2003 compared to a net loss of $1.2 million, $0.16 per share, for the fourth quarter of 2002.  For the year ended December 31, 2003, Stratus reported net income of $20,000, $0.00 per share, compared with net income applicable to common stock of $1.8 million, $0.25 per share, for the year ended December 31, 2002. Net income applicable to common stock for the year ended December 31, 2002, included a $2.4 million discount on the repurchase of Stratus’ $10.0 million of mandatorily redeemable preferred stock in February 2002.  The discount, which was recorded as capital-in-excess of par in Stratus’ balance sheet, is required to be considered in the determination of earnings per share under accounting standards.

Revenues.  Stratus’ revenues for the fourth quarter of 2003 totaled $2.6 million, including the sale of a 23-acre tract within the Circle C community for $1.25 million, compared to $1.7 million for the fourth quarter of 2002.  Fourth-quarter 2002 real estate revenues included the sale of a four-acre tract within the Circle C community to the City of Austin for $0.4 million and a residential lot sale at the Escala Drive subdivision within the Barton Creek community for $0.3 million.  Management fees and sales commissions totaled $0.4 million for the fourth quarter of 2003, compared to $0.2 million for the fourth quarter of 2002.  For the fourth quarter of 2003, Stratus also received rental income of $0.9 million from its two fully leased 7000 West office buildings in the Lantana project in southwest Austin, compared to $0.8 million for the fourth quarter of 2002.  In addition, Stratus earned $0.1 million in rental income related to its approximately 40 percent-leased 75,000-square-foot office building at 7500 Rialto Drive for the fourth quarter of 2003. During the first quarter of 2004, Stratus executed leases that brought our 7500 Rialto Drive office building to 94 percent leased.

Development Activities.    During the fourth quarter of 2003, Stratus continued its construction of the first four of 17 planned condominium units at Calera Court, the initial phase of the “Calera Drive” subdivision within the Barton Creek community. The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  The last phase of Calera Drive, which will include approximately 70 single-family lots has also been approved.  Funding for the construction of condominium units at Calera Court will be provided by a new $3.0 million project loan, which Stratus established with Comerica Bank in September 2003.  The project loan, which matures in November 2005, is secured by the condominium units at Calera Court.

Stratus also has commenced development activities at Circle C based on the entitlements set forth in its 2002 Circle C Settlement with the City of Austin.  The preliminary plan has been filed and approved for Meridian, an 800-lot residential development at Circle C.  Stratus is processing a final plat and construction permit approvals for the first phase of Meridian.  In addition, several retail sites at Circle C have received final City of Austin approvals and are under development.  Other retail sites, including a proposed 160,000-square-foot grocery-store-anchored project are proceeding through the City of Austin approval process.  The Circle C Settlement permits development of approximately one million square feet of commercial space, 900 multi-family units, and 830 single-family residential lots.

In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million.  The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots.  In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder.  Pursuant to the Option Agreement, Stratus was paid $1.44 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots is $61,500.  The $1.44 million option payment is non-refundable, but would be credited to the purchase price.  The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007.  In financing the development costs, Stratus is subject to a guaranteed maximum price of $5.225 million.  In addition, the homebuilder must pay all property taxes and maintenance costs.  In February 2004, Stratus entered into a $9.824 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

____________________________

CAUTIONARY STATEMENT:  This press release contains certain forward-looking statements regarding real estate sales and development.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations as described in more detail in Stratus’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site at http://www.stratusproperties.com.

STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003		2002
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$1,649	$913	$10,667		$9,082
Rental income[a]	956	756	3,755		2,487
Total revenues	2,605	1,669	14,422		11,569
Cost of sales:
Real estate, net	1,079	975	6,414		5,918
Rental[a]	727	490	2,502		1,638
Depreciation and amortization[a]	335	305	1,313		876
Total cost of sales	2,141	1,770	10,229		8,432
General and administrative expenses	946	869	4,013		4,283
Total costs and expenses	3,087	2,639	14,242		12,715
Operating income (loss)	(482)	(970)	180		(1,146)
Interest expense, net	(243)	(260)	(917)		(639)
Interest income	26	56	728	[b]	606	[b]
Equity in unconsolidated affiliates’ income	-	-	29		372	[c]
Other income	-	-	-		286	[d]
Net income (loss)	(699)	(1,174)	20		(521)
Discount on purchase of mandatorily redeemable preferred stock	-	-	-		2,367	[e]
Net income (loss) applicable to common stock	$(699)	$(1,174)	$20		$1,846

Net income (loss) per share of common stock:
Basic	$(0.10)	$(0.16)	$ -		$0.26
Diluted	$(0.10)	$(0.16)	$ -		$0.25

Average shares outstanding:
Basic	7,128	7,116	7,124		7,116
Diluted	7,128	7,116	7,315		7,392

a.

Results include the income and expenses for the two office buildings in which Stratus acquired Olympus Real Estate Corporation’s (Olympus) interest in February 2002, as well as for the 7500 Rialto Drive office building, where construction was substantially completed during the third quarter of 2002 and rent was first received in the first quarter of 2003.

b.

Includes interest on Municipal Utility District reimbursements totaling $0.6 million for the year ended December 31, 2003, and $0.2 million for the year ended December 31, 2002.

c.

Primarily reflects income associated with the Schramm Ranch tract sales at the Lakeway Project.

d.

Represents the gain on the sale of Stratus’ 49.9 percent interest in the Walden Partnership to Olympus in February 2002.

e.

In connection with the transactions that concluded its relationship with Olympus, Stratus purchased its $10.0 million of mandatorily redeemable preferred stock held by Olympus for $7.6 million.  Accounting standards require that this amount be included in net income applicable to common stock.

STRATUS PROPERTIES INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2003	2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents (including restricted cash of $0.2 million at December 31, 2003 and $0.4 million at December 31, 2002)	$3,413	$1,361
Accounts receivable	768	654
Current portion of notes receivable from property sales	60	60
Prepaid expenses	194	146
Total current assets	4,435	2,221
Real estate and facilities, net	113,732	110,761
Commercial leasing assets, net	22,160	22,422
Other assets	1,929	1,742
Notes receivable from property sales, net of current portion	174	2,103
Investments in and advances to unconsolidated affiliates	-	191
Total assets	$142,430	$139,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,773	$1,663
Accrued interest, property taxes and other	3,015	3,067
Current portion of borrowings outstanding	434	2,316
Total current liabilities	5,222	7,046
Long-term debt	47,105	42,483
Other liabilities	3,282	3,292
Stockholders' equity	86,821	86,619
Total liabilities and stockholders' equity	$142,430	$139,440

STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$20	$(521)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,313	876
Cost of real estate sold	4,973	3,215
Equity in unconsolidated affiliates’ income	(29)	(372)
Gain on sale of Stratus’ 50 percent interest in Walden Partnership	-	(286)
Stock-based compensation	119	88
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(162)	107
Accounts payable, accrued liabilities and other	47	131
Long-term notes receivable and other	1,742	3,739
Distribution of unconsolidated affiliates’ income	29	278
Net cash provided by operating activities	8,052	7,255

Cash flow from investing activities:
Real estate and facilities, net of cost of real estate sold and municipal utility district reimbursements	(8,995)	(9,905)
Acquisition of Olympus’ interests in the Barton Creek and 7000 West Joint Ventures, net of cash acquired	-	(2,791)
Proceeds from the sale of Stratus’ 50 percent interest in the Walden Partnership	-	3,141
Distributions from Lakeway Project	191	1,239
Net cash used in investing activities	(8,804)	(8,316)

Cash flow from financing activities:
Borrowings from revolving credit facility, net	5,037	1,385
Borrowings from term loan component of credit facility	-	4,645
Payments on term loan component of credit facility	(777)	(1,497)
Borrowings from (repayments of) 7500 Rialto project loan	(735)	1,966
Payments on 7000 West project loan	(785)	(175)
Repurchase of mandatorily redeemable preferred stock	-	(7,633)
Proceeds from exercise of stock options, net	64	26
Net cash provided by (used in) financing activities	2,804	(1,283)
Net increase (decrease) in cash and cash equivalents	2,052	(2,344)
Cash and cash equivalents at beginning of year	1,361	3,705
Cash and cash equivalents at end of year	3,413	1,361
Less cash restricted as to use	(207)	(388)
Unrestricted cash and cash equivalents at end of year	$3,206	$973